EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 30, 2007, covering the consolidated financial statements and financial statement schedule of Superconductor Technologies, Inc. for the year ended December 31, 2006 to be incorporated by reference in this Registration Statement on Form S-3 to be filed with the Commission on approximately December 17, 2007.
     We also consent to the reference to us as experts in matters of accounting and auditing in this Registration Statement.
/s/ Stonefield Josephson Inc.
Los Angeles, California
December 16, 2007